Exhibit 10.1

May 18, 2016

STRICTLY CONFIDENTIAL

Biostage, Inc.

84 October Hill Road

Suite 11

Holliston, MA 01746

Attn: James McGorry, President and Chief Executive Officer

Dear Mr. McGorry:

Reference is made to the Investment Banking Agreement, dated May 15, 2016 (the “Investment Banking Agreement”), by and between Biostage, Inc. (the “Company”) and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Rodman”) pursuant to which Rodman shall serve as the exclusive agent for the Company in connection with the offering of Securities in an Offering. Terms used herein but not defined herein shall have the meanings ascribed to such terms in the Investment Banking Agreement.

The Company and Rodman hereby agree to amend Section A, Paragraph 1 of the Investment Banking Agreement to clarify the provision. As such, Section A, Paragraph of the Investment Banking Agreement is amended and restated as follows:

“Cash Fee. The Company shall pay to Rodman a cash fee, or as to an underwritten Offering an underwriter discount, equal to 7% of the aggregate gross proceeds raised in each Offering.”

Except as expressly set forth above, all of the terms and conditions of the Investment Banking Agreement shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

430 Park Avenue | New York, New York 10022 | 212.356.0500

Security services provided by H.C. Wainwright & Co., LLC | Member: FINRA/SIPC

Very truly yours,

RODMAN & RENSHAW, A UNIT OF H.C. WAINWRIGHT & CO., LLC

By	/s/ Mark W. Viklund
Name:	Mark W. Viklund
Title:	Chief Executive Officer

Accepted and Agreed:

biostage, inc.

By	/s/ Thomas McNaughtan
	Name:	Thomas McNaughtan
	Title:	Chief Financial Officer